Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)



                                                                                                                             Nine
                                                                                                                            Months
                                                                                                                             Ended
                                                                          Year Ended 30 September                           30 June
                                                      -------------------------------------------------------------------  --------
                                                        1997          1998          1999          2000          2001          2002
                                                      --------      --------      --------      --------      --------     --------
Earnings:

Income before extraordinary item and the
  cumulative effect of accounting changes:
                                                       $429.3        $546.8        $450.5        $124.2        $512.9        $381.1


Add (deduct):
  Provision for income taxes                            203.4         280.9         209.5          (7.5)        224.8         183.7

  Fixed charges, excluding capitalized
   interest                                             233.0         202.8         194.4         232.6         217.4         113.0

  Capitalized interest amortized during the period        8.3           7.4           6.1           6.6           7.1           5.4

  Undistributed earnings of
   less-than-fifty-percent-owned affiliates             (31.1)        (25.3)        (44.5)        (32.1)        (34.3)        (41.2)
                                                      --------     --------       --------      --------      --------      --------
   Earnings, as adjusted                               $842.9      $1,012.6        $816.0        $323.8        $927.9        $642.0
                                                      ========     ========       ========      ========      ========      ========

Fixed Charges:

Interest on indebtedness, including capital lease
  obligations                                          $217.8        $186.7        $175.4        $210.3        $201.6         $96.5

Capitalized interest                                     20.9          18.4          24.7          19.7           8.8           7.4

Amortization of debt discount premium
  and expense                                             1.8           1.9           1.3           3.1          (3.6)         (0.0)

Portion of rents under operating leases
  representative of the interest factor                  13.4          14.2          17.7          19.3          19.3          16.5
                                                      --------     --------       --------      --------      --------      --------
    Fixed charges                                      $253.9        $221.2        $219.1        $252.4        $226.1        $120.4
                                                      ========     ========       ========      ========      ========      ========
Ratio of Earnings to Fixed Charges:                       3.3           4.6           3.7           1.3           4.1           5.3
                                                      ========     ========       ========      ========      ========      ========


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